Exhibit 99.1

Actuate Reports Second Quarter 2009 Financial Results

Posts Record Second Quarter Non-GAAP Operating Margin of 21.9%; Operating Cash Flow Up 65.1% Year-Over-Year; BIRT and BIRT Exchange Continue to Positively Impact Developers of Rich Information Applications

SAN MATEO, Calif.--(BUSINESS WIRE)--July 27, 2009--Actuate Corporation (NASDAQ: ACTU), the people behind BIRT, today announced financial results for the second quarter of 2009.

Second Quarter 2009 Financial and Operational Highlights

  Fully diluted non-GAAP EPS of $0.10, up 25.0% year-over-year
  Revenues of $29.5 million
  License revenues of $8.5 million
  Record second quarter non-GAAP operating margin of 21.9%
  Record non-GAAP services margin of 78.7%
  Operating cash flow of $7.7 million, up 65.1% year-over-year
  Total cash, cash equivalents and investments of $74.8 million, up $16.4 million year-to-date
  Booked transactions greater than $100,000 with 57 customers
  Closed one transaction with a license component in excess of $1.0 million

"Actuate’s solid financial foundation enables us to adapt through any business climate,” said Pete Cittadini, President and CEO of Actuate. “We continue to make forward strides with our open source strategy. For the first time, we are able to identify opportunities totaling multiple millions within our pipeline, where the prospect began by downloading Eclipse BIRT and now expresses interest in Actuate’s commercial offerings. This is further substantiation that our open source investments continue to position us well for growth associated with a new, more profitable enterprise software business model.”

Revenues for the second quarter of 2009 were $29.5 million, compared with $34.6 million in the second quarter of 2008. License revenues for the second quarter of 2009 were $8.5 million, compared with $12.3 million in the year-ago quarter. Maintenance revenues for the quarter were $19.2 million, up from $18.6 million reported in the same quarter last year. Professional services revenues for the second quarter of 2009 totaled $1.8 million, compared with $3.7 million in the second quarter of 2008.

Operating income as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $4.0 million for the second quarter of 2009, compared with $3.3 million in the second quarter of 2008. Net income for the second quarter of 2009, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $2.8 million, or $0.06 per diluted share, compared with net income of $2.9 million or $0.04 per diluted share in the second quarter of 2008.

Cash flow from operations was $7.7 million for the second quarter of 2009. Cash, cash equivalents and investments totaled $74.8 million on June 30, 2009 compared with $58.4 million as of December 31, 2008.

Non-GAAP net income for the second quarter of 2009 was $5.0 million, or $0.10 per diluted share, compared with non-GAAP net income of $4.9 million, or $0.08 per diluted share in the second quarter of 2008. Non-GAAP operating margin for the second quarter of 2009 was 21.9%, compared with 19.1% in the same period last year.

Second Quarter 2009 Business Highlights

  Actuate for Stimulus Management developed to help government sector track and allocate American Recovery and Reinvestment Act funds.
  Actuate 10 Service Pack 1 made generally available, complete with support for BIRT.
  Highlighted BIRT commercial value added offerings at the 2009 JavaOne Conference, IBM Rational Software Conference and MySQL Conference.
  Added ten new companies to BIRT Global Partner Connections from France, China, Switzerland, Scandinavia, US and Canada.
  Received record response from the fourth annual open source survey which provides insights and perspectives on the current state of open source. Surveyed countries now include China.
  Actuate customer Johnson Controls’ CTO honored with an InfoWorld CTO 25 award for their Actuate based Performance Management initiative.

During the second quarter of 2009, Actuate received significant new and repeat business from, among others: Banca Nazionale del Lavoro S.p.A., Callidus Software Inc., The Capital Group Companies, Inc., Cleveland Airport System, Federal Home Loan Bank of Atlanta, Federal Home Loan Mortgage Corporation, Iron Mountain Fulfillment Services, MoneyGram International, Inc., Infor Global Solutions, Harland Financial Solutions, Inc., Oracle Corporation/Siebel Systems Inc., Sacramento Municipal Utility District, Visa, Inc. USA, and Watson Wyatt Worldwide, Inc.

Conference Call Information

Actuate will be holding a conference call at 5:00 p.m. Eastern Time, today, July 27th, 2009 to further discuss these results. The dial-in number for the call is 1-800-706-7745 (617-614-3472 for international participants) and the conference identification number is 57780301. The conference call will be broadcast live on the Investor Relations section of Actuate’s web site at http://www.actuate.com/investor and will be available as an archived replay thereafter.

Discussion of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, restructuring charges, equity plan-related compensation expenses and other charges and gains which management does not consider reflective of our core operating business. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges and include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, as required under SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS 123R). For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results. Our non-GAAP earnings per share calculation also includes an adjustment to total outstanding shares to reflect what the share amount would have been if it were calculated using non-GAAP results.

Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period-to-period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items that may obscure trends in the core operating performance of the business;

2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

Set forth below are additional reasons why specific items are excluded from the Company's non-GAAP financial measures:

a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition.

b) While stock-based compensation calculated in accordance with SFAS 123R constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy.

d) Operating expenses related to idle facilities are excluded because the charges relate to a facility that was abandoned in late 2007 and therefore the charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company’s core operations, they are not included in the Company’s annual operating plan.

e) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. Starting in the quarter ended March 31, 2009, the Company began to use a normalized effective tax rate of 20%. Prior to March 31, 2009 a rate of 30% was used. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

  Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.
  The Company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under SFAS 123R.
  The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 20% rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is available in the investor relations section of the Company's web site at http://www.actuate.com/investor. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

Actuate – the people behind BIRT

Actuate founded and continues to co-lead the Eclipse BIRT open source project. BIRT is the premier development environment for Rich Information Applications that present data in compelling and interactive ways via the web on any device. Actuate and its people are dedicated to making BIRT the best environment for our customers to develop Web 2.0 applications that drive revenue through higher customer satisfaction/loyalty and improve operational performance. The people of Actuate continually participate in and provide resources for the vibrant open source community that has emerged around BIRT. Anybody can participate in the BIRT movement by visiting www.birt-exchange.com.

Actuate offers value-add BIRT products and services that speed the development process and bring additional functionality, interactivity and enterprise scalability to BIRT-based Rich Information Applications. Actuate has over 4,400 customers globally in a diverse range of business areas including financial services and the public sector. Founded in 1993, Actuate is headquartered in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol ACTU. For more information, visit the company's web site at www.actuate.com.

Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Rich Internet Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of future acquisitions (including the performancesoft, Inc. acquisition) on the Company’s financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, specifically Actuate 2008 Annual Report on Form 10-K filed on March 12, 2009 and its quarterly reports on Form 10Q.

Copyright © 2009 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.

ACTUATE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2009	2008

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$74,848	$42,050
Accounts receivable, net	18,329	28,017
Other current assets	7,437	6,620
Total current assets	100,614	76,687
Property and equipment, net	4,285	4,729
Goodwill and other intangibles, net	37,464	37,914
Investments	-	16,391
Other assets	14,983	14,791
	$157,346	$150,512

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,383	$2,067
Restructuring liabilities	2,781	3,206
Accrued compensation	4,455	4,514
Other accrued liabilities	4,123	5,299
Income taxes payable	369	-
Deferred revenue	38,297	40,900
Total current liabilities	51,408	55,986

Long term liabilities:
Notes payable	30,000	30,000
Other deferred liabilities	899	1,054
Deferred revenue	1,828	2,472
Tax liabilities	1,686	1,660
Restructuring liabilities	1,778	3,092
Total long term liabilities	36,191	38,278

Stockholders' equity & non-controlling interest	69,747	56,248
	$157,346	$150,512

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
License fees	$8,534	$12,289	$17,287	$19,899
Maintenance	19,178	18,648	37,549	36,386
Professional services	1,829	3,663	3,961	7,836
Total revenues	29,541	34,600	58,797	64,121

Costs and expenses:
Cost of license fees	236	390	436	716
Cost of services	4,793	6,287	9,533	12,562
Sales and marketing	10,492	13,676	21,202	26,814
Research and development	5,208	5,770	10,258	11,401
General and administrative	4,557	4,683	9,632	9,404
Amortization of other intangibles	170	237	340	474
Restructuring charges	70	261	111	403
Total costs and expenses	25,526	31,304	51,512	61,774
Income from operations	4,015	3,296	7,285	2,347
Interest and other income, net	112	453	584	78
Interest expense (income)	(355)	3	(710)	-
Income before income taxes	3,772	3,752	7,159	2,425
Provision (benefit) for income taxes	972	857	1,556	(3,377)
Net income	$2,800	$2,895	$5,603	$5,802
Basic net income per share	$0.06	$0.05	$0.13	$0.10
Shares used in basic per share calculation	45,030	60,227	44,745	60,565
Diluted net income per share	$0.06	$0.04	$0.11	$0.09
Shares used in diluted per share calculation	49,235	65,485	48,779	66,370

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30,
Operating activities	2009	2008
Net income	$5,603	$5,802
Adjustments to reconcile net income to net cash from operating activities:
Stock compensation expense	3,763	5,011
Amortization of other intangibles	450	764
Amortization of debt issuance cost	140	-
Depreciation and amortization of property and equipment	1,108	1,128
Net operating loss utilizations (adjustments) related to prior acquisitions	-	(228)
Other-than-temporary impairment on Auction Rate Securities (ARS)	(54)	-
Accretion of discount (amortization of premium) on short-term debt securities	170	205
Deferred tax asset utilization	(575)	-
Changes in operating assets and liabilities:
Accounts receivable	9,688	14,601
Other current assets	(242)	544
Accounts payable	(681)	(1,191)
Accrued compensation	(59)	(1,682)
Other accrued liabilities	(907)	(1,430)
Deferred tax assets	(8)	(48)
Income tax receivable/payable	(182)	(3,124)
Other deferred liabilities	(155)	(53)
Restructuring liabilities	(1,739)	(1,272)
Deferred revenue	(3,248)	(2,152)
Net cash provided by operating activities	13,072	16,875

Investing activities
Purchases of property and equipment	(662)	(1,530)
Decrease in restricted cash	229	-
Proceeds from maturity of investments	8,053	46,297
Purchases of investments	(10,783)	(35,137)
Proceeds from security deposit	10	-
Net change in other assets	(28)	-
Net cash provided by (used in) investing activities	(3,181)	9,630

Financing activities
Tax benefit from exercise of stock options	1,220	-
Proceeds from issuance of common stock	2,797	3,606
Stock repurchases	-	(12,452)
Cost of treasury stock	(258)	-
Net cash provided by (used in) financing activities	3,759	(8,846)
Net increase in cash and cash equivalents	13,650	17,659
Effect of exchange rate on cash	66	1,169
Cash and cash equivalents at the beginning of the period	24,772	21,468
Cash and cash equivalents at the end of the period	$38,488	$40,296

ACTUATE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		(a)	June 30,		(a)
	2009	2008	Notes	2009	2008	Notes
GAAP income before income taxes	$3,772	$3,752		$7,159	$2,425
Non-GAAP adjustments:
Amortization of purchased technology	55	37	(b)	110	73	(b)
Amortization of other intangibles	170	237	(c)	340	474	(c)
Stock compensation expense under FAS123R	2,158	2,459	(d)	3,763	5,011	(d)
Restructuring charges	70	261	(e)	111	403	(e)
Operating expenses related to idle facilities	-	306	(f)	-	306	(f)
Non-GAAP income before income taxes	6,225	7,052		11,483	8,692
Non-GAAP tax provision	1,245	2,116	(g)	2,297	2,608	(g)
Non-GAAP net income	4,980	4,936		9,186	6,084
Basic non-GAAP net income per share	$0.11	$0.08		$0.21	$0.10
Shares used in basic per share calculation	45,030	60,227		44,745	60,565
Diluted non-GAAP net income per share	$0.10	$0.08		$0.19	$0.09
Shares used in diluted per share calculation	49,290	65,664	(h)	48,819	66,589	(h)

(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measures; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the performancesoft acquisition transaction in January of fiscal year 2006. Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Actuate accounts for stock compensation expense under the fair value method. Actuate adopted the modified prospective transition method as defined under FASB 123R, “Share-Based Payment” (“SFAS 123(R)”). Actuate is presenting a non-GAAP adjusted net income per diluted share financial measure which excludes stock based compensation expense for all periods presented. For the three months ended June 30, 2009, stock-based expense included approximately (in thousands): $314, $561, $354, and $929, related to cost of services revenues, sales and marketing expense, research and development expense and general and administrative expense, respectively.

(e) These costs were primarily related to the closure of various office facilities in North America and costs related to the termination of European employees in connection with the previous closure of one of our European operations.

(f) This relates to a one-time operating expense charge related to our former headquarters facility in South San Francisco, California. The facility was abandoned in September of 2007, when the Company moved to its new headquarters in San Mateo, California.

(g) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company uses a normalized effective tax rate of 20%. Prior to fiscal 2009, the Company used a normalized effective rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

(h) Shares used in calculating diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.

CONTACT:
Market Street Partners
for Actuate Corporation
Karen Haus, 650-645-3555
ir@actuate.com